INVESTMENT SUB-ACCOUNTING SERVICES AGREEMENT

         This Investment Sub-Accounting Services Agreement is made effective the 1st day of June 2007, by and between STATE STREET BANK AND TRUST COMPANY, a trust company chartered under the laws of the Commonwealth of Massachusetts ("STATE STREET"), and FIFTH THIRD ASSET MANAGEMENT, INC., an Ohio Corporation ("FTAM").

                                   WITNESSETH:

         WHEREAS, FTAM serves as the investment accountant to the Fifth Third Funds, a Massachusetts business trust (the "Trust") pursuant to the Fund Accounting Agreement dated May 18, 2007; and

         WHEREAS, FTAM has contracted with State Street to perform certain investment sub-accounting and recordkeeping functions for the Trust pursuant to that certain Investment Sub-Accounting Agreement dated effective June 1, 2007 (the SUB-ACCOUNTING AGREEMENT"); and

         WHEREAS, pursuant to Section 3.2 of the Sub-Accounting Agreement, FTAM and State Street desire to set forth more particularly the sub-investment accounting services State Street is to provide;

         NOW THEREFORE, for and in consideration of the mutual promises contained herein, the parties hereto, intending to be legally bound, mutually covenant and agree as follows:

State Street shall:

MAINTENANCE OF BOOKS AND RECORDS

Maintain the books of account with respect to the Fund, including, but not limited to, those books and records required to be maintained by the Trust pursuant to Rule 31a-1 (the "Rule") under the Investment Company Act of 1940 (1940 Act);

Record and maintain such general, separate and auxiliary ledger entries as required by the Rule, as well as a monthly trial balance of all ledger accounts as required by the Rule;

Daily Accounting Services Calculate Fund net asset values (NAV) and transmit NAV information to electronic reporting services;

Calculate impact to NAV of pricing overrides or errors upon request;

Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors for daily dividend funds, 7-day yields and 7-day effective yields for money funds, and 30-day yields for income funds;

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Review daily NAV calculations and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm that NAVs and dividend factors for reasonableness and deviations, and distribute NAVs and yields to NASDAQ;

Account for and accrue/calculate daily expenses, including payables, as instructed by the Fund and the Trust's Administrator, for security trades, Fund share transactions and expense accounts;

Account for and accrue/calculate daily income, including dividends and receivables, as instructed by the Fund and the Trust's Administrator, for security trades, Fund share transactions and income accounts;

Verify and reconcile daily activity to the trial balance;

Prepare account balances;

Reconcile capital stock activity with the Fund's transfer agent and post Fund transactions to appropriate categories;

Perform data quality review process as specified in Price Source Authorization or Authorization Matrix;

Value foreign currency based on Price Source Authorization; Implement the Adviser's instructions for pricing Trust portfolio securities according to the Trust's procedures, including, but not limited to, use of Authorized Price Sources, updating rates on variable interest rate instruments, valuing quoted securities, executing fair value pricing and pricing overrides, and supporting the Trust's pricing committee;

Report to the Trust the weekly market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

Determine the unrealized appreciation and depreciation on securities held in variable NAV Funds;

Amortize premiums and accrete discounts on securities purchased at a price other than face value, unless otherwise requested by the Fund;

Provide such reports readily available from the Sub-Fund Accountant's systems as the parties may agree upon, or as the Trust's Board reasonably requests.

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         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective duly authorized officers.

FIFTH THIRD ASSET MANAGEMENT, INC.
By: /s/ Rick Ille
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Name: Rick Ille
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Title: VP
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STATE STREET BANK AND TRUST COMPANY
By: /s/ Mark Nicholson
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Name: Mark Nicholson
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Title: Vice President
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